Exhibit to Accompany
Item 77J b
Form N-SAR
Columbus Funds, Inc.
the Funds


According to the provisions of Statement of Position 93
 - 2 SOP93 - 2 Determination, Disclosure and Financial
Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies, the
Funds are required to report the accumulated net investment income loss and accumulated net capital gain loss accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at September 30, 2005,reclassifications were recorded to decrease paid in capital by $812 and $2,344, decrease accumulated undistributed net realized gain on investments by $50,896 and $248,206 and increase undistributed net investment income by $51,708 and $250,550 for the Core and Core Plus Funds, respectivley.

This reclassification has no impact on the net assets of the Fund and it is designed to present the Fund's accumulated net realized income and gain accounts on a tax basis.